AMENDMENT

TO THE

AMENDED & RESTATED TRUST INSTRUMENT

OF

DODGE & COX FUNDS

This AMENDMENT to the AMENDED & RESTATED TRUST INSTRUMENT (the “Trust Instrument”), dated February 25, 2014, of Dodge & Cox Funds (the “Trust”) is made by the Trustees named below as of September 17, 2015:

WHEREAS, pursuant to Article XI, Section 11.08 of the Trust Instrument, except as specifically provided therein, the Trustees may, without Shareholder vote, amend or otherwise supplement the Trust Instrument by making an amendment, a Trust Instrument supplemental thereto or an amended and restated Trust Instrument; and

WHEREAS, the Trustees desire to amend the Trust Instrument in accordance with Article XI, Section 11.08 thereof;

NOW THEREFORE, in consideration of the foregoing premises and the agreements contained herein, the undersigned, being all of the Trustees of the Trust and acting in accordance with Article XI, Section 11.08 of the Trust Instrument, hereby amend the Trust Instrument by adding a new Section 11.12 as follows:

SECTION 11.12. EXCLUSIVE DELAWARE JURISDICTION. Each Trustee, each officer, each Shareholder and each person beneficially owning an interest in a Share of the Trust (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise), to the fullest extent permitted by law, including Section 3804(e) of the Delaware Act:

(a) Irrevocably agrees that any claims, suits, actions or proceedings arising out of or relating in any way to the Trust or its business and affairs, the Delaware Act, this Trust Instrument or the Bylaws or asserting a claim governed by the internal affairs (or similar) doctrine (including, without limitation, any claims, suits, actions or proceedings to interpret, apply or enforce (i) the provisions of this Trust Instrument or the Bylaws, or (ii) the duties (including fiduciary duties), obligations or liabilities of the Trust to the Shareholders or the Trustees, or of officers or the Trustees to the Trust, to the Shareholders or each other, or (iii) the rights or powers of, or restrictions on, the Trust, the officers, the Trustees or the Shareholders, or (iv) any provision of the Delaware Act or other laws of the State of Delaware pertaining to trusts made applicable to the Trust pursuant to Section 3809 of the Delaware Act, or (v) any other instrument, document, agreement (including, without limitation, any agreement to which the Trust is a party) or certificate contemplated by any provision of the Delaware Act, this Trust Instrument or the Bylaws relating in any way to the Trust or (vi) the federal securities laws of the United States, including, without limitation, the 1940 Act or the securities or antifraud laws of any international, national, state, provincial, territorial, local or other governmental or regulatory authority, including, in each case, the applicable rules and regulations promulgated thereunder (regardless, in every case, of whether such claims, suits, actions or proceedings (A) sound in contract, tort, fraud or otherwise, (B) are based on common law, statutory, equitable, legal or other grounds, or (C) are derivative or direct claims), shall be exclusively brought, unless the Trust, in its sole discretion, consents in writing to an alternative forum, in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, any other court in the State of Delaware with subject matter jurisdiction;

(b) Irrevocably submits to the exclusive jurisdiction of such courts in connection with any such claim, suit, action or proceeding;

(c) Irrevocably agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (i) it is not personally subject to the jurisdiction of such courts or any other court to which proceedings in such courts may be appealed, (ii) such claim, suit, action or proceeding is brought in an inconvenient forum, or (iii) the venue of such claim, suit, action or proceeding is improper;

(d) Expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding; and

(e) Consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such service shall constitute good and sufficient service of process and notice thereof; provided, nothing in this Subsection 11.12(e) hereof shall affect or limit any right to serve process in any other manner permitted by law.

/s/ Dana M. Emery	/s/ Thomas A. Larsen
Dana M. Emery	Thomas A. Larsen
as Trustee and not individually	as Trustee and not individually

/s/ Ann Mather	/s/ Robert B. Morris
Ann Mather	Robert B. Morris III
as Trustee and not individually	as Trustee and not individually

/s/ Charles F. Pohl	/s/ Gary Roughead
Charles F. Pohl	Gary Roughead
as Trustee and not individually	as Trustee and not individually

/s/ Mark E. Smith	/s/ John B. Taylor
Mark E. Smith	John B. Taylor
as Trustee and not individually	as Trustee and not individually

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